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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
DMX Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-62002) on Form S-8 of DMX Inc. and the registration statement (No. 33-57168) on Form S-8 of DMX Inc. of our report dated January 15, 1997, relating to the consolidated balance sheets of DMX Inc. and subsidiaries as of September 30, 1996, and 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-K/A Amendment No. 2 of DMX Inc.

Our report dated January 15, 1997 contains an explanatory paragraph that states that the Company has experienced recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                            KPMG Peat Marwick LLP

Los Angeles, California

June 11, 1997